EXHIBIT 21.1

                           Subsidiaries of the Company

Accom Europe Ltd.
Accom Virtual Studio, Inc.
Accom Virtual Studio (Germany) GmbH
ELSET Electronic-Set GmbH Accom
International, Inc.